COMSTOCK

NEWS RELEASE

Comstock Appoints Ivy Zelman to Board of Directors

11/3/2021

Founder of Zelman & Associates, The Leading Housing Research and Investment Banking Firm In America Joins Company as Comstock Accelerates Growth of Institutional Venture Platform

RESTON, Va., Nov. 03, 2021 (GLOBE NEWSWIRE) -- Comstock Holding Companies Inc. (NASDAQ: CHCI) announced today the appointment of Ivy Zelman to its Board of Directors. Ms. Zelman will serve as a member of the Board for an initial term extending through the Company's 2024 Shareholder's Meeting and will provide additional tactical consulting services pursuant to a special consulting arrangement related to Comstock's Institutional Venture Platform and strategic growth initiatives.

Ivy Zelman is a highly regarded and sought-after expert on the housing sector with years of experience providing insightful research and analysis of homebuilders, for-rent multi-family developers, building products suppliers, real estate and mortgage finance providers, and the economy at large. Ms. Zelman has earned an admirable reputation for her signature research and proprietary analytic methodologies across the housing sector, which she applied to her most recent role as CEO of Zelman & Associates since founding the firm in 2007.

Walker & Dunlop, Inc, recently acquired a controlling interest in Zelman & Associates as part of a strategic partnership that brought Zelman's research and market insights in-house to support Walker & Dunlop's growing commercial property sales and finance platform. In Ms. Zelman's role as Executive Vice President, Research and Securities she will continue to provide strategic research and analysis to institutional and private equity investors and corporate executives in housing and related sectors.

In 2007, Ivy Zelman and Dennis McGill founded Zelman & Associates, which has become the leading housing research and investment banking firm in the United States, serving institutional investors, corporations, private equity, fixed income, private investors, RIAs and more. Prior to founding Zelman & Associates, Ms. Zelman served as a Managing Director at Credit Suisse First Boston from 1998 to 2007. From 1990 to 1997, Ms. Zelman was an equity research analyst at Salomon Brothers.

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Ms. Zelman was included in Barron's 2020 Top 100 Women in U.S. Finance, has appeared on Bloomberg and CNBC, and is a sought-after speaker about the housing industry having had speaking engagements at the National Association of Homebuilders, National Association of Realtors, Mortgage Banking Association, Moody's, and the PropTech CEO Summit. Ms. Zelman received a bachelor's degree from George Mason University in Fairfax, Virginia and recently published her memoir, "Gimmie Shelter, Hard Calls + Soft Skills From A Wall Street Trailblazer."

"We are excited to have Ivy Zelman, the leading analytical mind in the housing sector, join the Comstock Board of Directors," commented Chris Clemente, Chairman and CEO of Comstock. "Ms. Zelman's unrivaled research capabilities and keen understanding of the many factors that drive the housing sector, and her insight and reach in the commercial real estate finance and capital markets enhance our ability to accelerate growth of assets under management through strategic asset acquisitions as we continue developing our market-leading portfolio in one of the best real estate markets in the nation." Ms. Zelman commented, "I am thrilled to be joining Comstock's board, an undiscovered jewel in commercial real estate asset management!"

About Comstock Holding Companies, Inc.

Comstock Holding Companies, Inc. (Nasdaq: CHCI) is a real estate investor, developer, operator, asset manager and real estate services company that has designed, developed, constructed, acquired and managed several thousand residential units and millions of square feet of residential and mixed-use projects throughout the Washington, D.C. metropolitan market and other key markets in the southeastern United States since 1985. CHCI's managed portfolio includes two of the largest transit-oriented, mixed-use developments in the Washington, D.C. area; Reston Station, a 5+ million square foot transit-oriented and mixed-use development in Reston, Virginia, and Loudoun Station, a nearly 2.5 million square foot transit-oriented, mixed-use development in Ashburn, Virginia, and additional stabilized and development assets.

CHCI is a vertically integrated, full service real estate development, operator, investment, and asset management firm with wholly owned subsidiaries that provide real estate related services that include asset management, strategic capital markets advisory services, development and construction management, marketing and leasing services, office and retail property management, residential property management, commercial garage management, and other real estate related services. The company's asset management services are generally provided pursuant to long-term contracts that provide CHCI co-investment opportunities, current period income and performance-based incentives.

Comstock Holding Companies, Inc. is publicly traded on NASDAQ under symbol CHCI. For more information, visit **www.ComstockCompanies.com**.

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About Zelman & Associates Founded in 2007, Zelman & Associates, is led by Hall of Fame Analyst Ivy Zelman, who is widely respected for her unbiased, in-depth research, insightful analysis, and actionable advice about the housing market and related sectors. Ivy formed Zelman & Associates with her partner, Dennis McGill, a colleague at Credit Suisse, and together they have built the industry's most respected team of experts for guiding investors and business leaders toward informed, wise decisions across all areas of housing. Cautionary Statement Regarding Forward-Looking Statements This release may include "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identi�ed by use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties, many of which are beyond our control. Any number of important factors could cause actual results to di�er materially from those in the forward-looking statements. Additional information concerning important risk factors and uncertainties can be found under the heading "Risk Factors" in our latest Annual Report on Form 10-K, as �led with the Securities and Exchange Commission. Comstock speci�cally disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise. Comstock Companies Media Contact Shanna Wilson shannakwilson@gmail.com 917-674-3096 Source: Comstock Holding Companies, Inc. 3